Exhibit 99.1

McGrath RentCorp Announces Results for First Quarter 2010

EPS Decreases 15% to $0.28 for the Quarter

Rental Revenues Decrease 7%

LIVERMORE, Calif.--(BUSINESS WIRE)--May 6, 2010--McGrath RentCorp (NASDAQ: MGRC), a diversified business to business rental company, today announced revenues for the quarter ended March 31, 2010, of $61.7 million, a decrease of 8%, compared to $67.2 million in the first quarter 2009. The Company reported net income of $6.6 million, or $0.28 per diluted share for the first quarter 2010, compared to net income of $7.9 million, or $0.33 per diluted share, in the first quarter 2009.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our quarter over quarter results reflect the continuing challenges of an unsettled fiscal landscape and high unemployment in California and their impact on the performance of our modular rental business, offset favorably by higher profitability in both our electronics and tank rental divisions.

Our modular division rental revenues for the period decreased by $4.3 million compared to a year ago, with California being responsible for approximately 80% of the reduction. However, during the first quarter, there were two important developments in California that we believe will support higher rental revenue levels moving forward. First, in March, the state sold approximately $6 billion in bonds to support state infrastructure and educational facility projects. We are hopeful that as a result of these bond sales we will see a greater number of school modernization projects going forward. Second, we have seen a favorable increase in larger commercial construction project opportunities primarily associated with state infrastructure development that has continued into the second quarter.

For our electronics rental business, income from operations increased 62% to $3.3 million quarter over quarter. These results were driven primarily from 13% lower depreciation expense, and secondarily from various SG&A cost reductions, and improved gross profit on sales of equipment. Although the rental revenue top line was down 5% quarter over quarter, new rental business activity levels and bookings are much stronger than a year ago. We would expect the much improved market conditions today from a year ago to influence favorably our quarter over quarter rental revenue results beginning in the second quarter of 2010.

Our tank rental business produced a 50% increase in rental revenues to $6 million from a year ago. The strong increase was directly related to higher business activity levels, supported by the addition of new branch locations, increasing the size of Adler’s sales force, and expanding Adler’s rental equipment inventory. Although quarter over quarter income from operations increased only 11% compared to the higher increase in rental revenues, this is a function of our continuing investment in new employees and other start-up expenses associated with ramping the Adler business nationally.

Although our California modular results for the first quarter reflect another sequential quarter of declining rental revenues and profitability, we see positive signs that the market environment in California is improving for our modular rental business. We believe that this improvement, coupled with the strengthening of our electronics and tank rental businesses, should reflect positively on our bottom line in the quarters ahead.”

All comparisons presented below are to the quarter ended March 31, 2009 unless otherwise indicated.

MOBILE MODULAR

For the first quarter of 2010, the Company’s Mobile Modular division reported a 38% decrease in income from operations to $7.5 million. Rental revenues decreased 17% to $20.6 million, which resulted in a decrease in gross profit on rental revenues of 26% to $12.1 million. Sales revenues decreased 45% to $1.9 million with gross profit on sales decreasing 27% to $0.6 million due to a lower mix of sales of new equipment having lower gross margins. Selling and administrative expenses decreased 8% to $6.7 million.

TRS-RENTELCO

For the first quarter of 2010, the Company’s TRS-RenTelco division reported a 62% increase in income from operations to $3.3 million. Rental revenues decreased 5% to $18.5 million. The decrease in rental revenues was offset by 13% lower depreciation expense and 4% lower other direct costs, which resulted in a 9% increase in gross profit on rental revenues to $6.4 million. Sales revenues were flat at $4.9 million with gross profit on sales increasing 25% to $1.7 million due to higher gross margins on new and used equipment sales. Selling and administrative expenses decreased 7% to $5.4 million.

ADLER TANKS

For the first of quarter of 2010, the Company’s Adler Tanks division reported an 11% increase in income from operations to $1.6 million. Rental revenues increased 50% to $6.0 million, which resulted in a 39% increase in gross profit on rental revenues to $3.9 million. Rental related services revenues increased 13% to $1.7 million, with gross profit on rental related services decreasing 30% to $0.3 million. Selling and administrative expenses increased 44% to $2.7 million.

OTHER FIRST QUARTER HIGHLIGHTS

  Debt decreased $5.3 million during the quarter to $242.0 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.92 to 1 at December 31, 2009 to 0.89 to 1 as of March 31, 2010. As of March 31, 2010, the Company had capacity to borrow an additional $137.0 million under its lines of credit.
  Dividend rate increased 2% to $0.225 per share for the first quarter 2010. On an annualized basis, this dividend represents a 3.6% yield on the May 5, 2010 close price of $24.77.
  Adjusted EBITDA decreased 10% to $28.6 million for the first quarter of 2010. At March 31, 2010, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.94 to 1, which was unchanged from December 31, 2009. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Form 10-K, 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Form 10-K, 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2010 full-year earnings per share will be in a range of $1.30 to $1.45 per diluted share. Such a forward-looking statement reflects McGrath RentCorp’s expectations as of May 6, 2010. Actual 2010 full-year earnings per share results may be materially different since they are affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland, Virginia and Washington, D.C. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Southern California, Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
Environmental Test Equipment – www.TRS-Environmental.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of April 14, 2010, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 6, 2010 to discuss the first quarter 2010 results. To participate in the teleconference, dial 1-866-783-2144 (in the U.S.), or 1-857-350-1603 (outside the U.S.), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-888-286-8010 (in the U.S.), or 1-617-801-6888 (outside the U.S.). The pass code for the call replay is 84608475.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. Our belief that important developments in California, including the state’s recent sale of approximately $6 billion in bonds to support infrastructure and educational facility projects, will support higher rental revenue levels in our modular division moving forward, our expectation that improved market conditions will favorably impact our quarterly rental revenues in our electronics rental business beginning in the second quarter of 2010, our belief that the improving California market environment for our modular rental business, coupled with the strengthening of our electronics and tank rental businesses should reflect positively on our bottom line, and our expectations regarding 2010 full-year earnings per share are all forward-looking statements.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation and deepening of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 6, 2010 and in our Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. We are under no duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2010	2009
REVENUES
Rental	$45,133	$48,372
Rental Related Services	7,116	9,137
Rental Operations	52,249	57,509
Sales	8,937	8,955
Other	544	691
Total Revenues	61,730	67,155

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,770	14,751
Rental Related Services	5,326	6,821
Other	8,972	8,530
Total Direct Costs of Rental Operations	28,068	30,102
Costs of Sales	5,880	6,673
Total Costs of Revenue	33,948	36,775
Gross Profit	27,782	30,380
Selling and Administrative Expenses	15,411	15,577
Income from Operations	12,371	14,803
Interest Expense	1,509	1,883
Income Before Provision for Income Taxes	10,862	12,920
Provision for Income Taxes	4,214	5,052
Net Income	$6,648	$7,868

Earnings Per Share:
Basic	$0.28	$0.33
Diluted	$0.28	$0.33
Shares Used in Per Share Calculation:
Basic	23,826	23,714
Diluted	24,075	23,829

Cash Dividends Declared Per Share	$0.225	$0.220

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
(in thousands)	2010	2009

ASSETS
Cash	$377	$1,187
Accounts Receivable, net of allowance for doubtful
accounts of $1,700 in 2010 and 2009	63,041	70,597
Income Taxes Receivable	6,251	6,251

Rental Equipment, at cost:
Relocatable Modular Buildings	506,585	504,018
Electronic Test Equipment	240,269	239,152
Liquid and Solid Containment Tanks and Boxes	92,957	80,916
	839,811	824,086
Less Accumulated Depreciation	(285,130)	(276,848)
Rental Equipment, net	554,681	547,238

Property, Plant and Equipment, net	77,103	77,092
Prepaid Expenses and Other Assets	12,364	14,240
Intangible Assets, net	13,470	13,670
Goodwill	27,661	27,661
Total Assets	$754,948	$757,936

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$242,047	$247,334
Accounts Payable and Accrued Liabilities	51,505	50,975
Deferred Income	19,365	24,744
Deferred Income Taxes, net	170,175	167,470
Total Liabilities	483,092	490,523

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 23,917 shares in 2010 and
23,795 shares in 2009	54,061	50,869
Retained Earnings	217,795	216,544
Total Shareholders’ Equity	271,856	267,413
Total Liabilities and Shareholders’ Equity	$754,948	$757,936

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$6,648	$7,868
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	15,256	16,211
Provision for Doubtful Accounts	275	319
Non-Cash Stock-Based Compensation	1,019	975
Gain on Sale of Used Rental Equipment	(2,168)	(1,698)
Change In:
Accounts Receivable	7,281	12,338
Prepaid Expenses and Other Assets	1,876	2,171
Accounts Payable and Accrued Liabilities	1,058	(4,962)
Deferred Income	(5,379)	(5,844)
Deferred Income Taxes	2,705	4,570
Net Cash Provided by Operating Activities	28,571	31,948

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments related to Acquisition of Adler Tanks	—	(1,049)
Purchase of Rental Equipment	(25,063)	(20,412)
Purchase of Property, Plant and Equipment	(1,199)	(110)
Proceeds from Sale of Used Rental Equipment	5,231	4,942
Net Cash Used in Investing Activities	(21,031)	(16,629)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Payments Under Bank Lines of Credit	(5,287)	(11,834)
Proceeds from the Exercise of Stock Options	1,846	164
Excess Tax Benefit from Exercise and Disqualifying
Disposition of Stock Options	326	16
Payment of Dividends	(5,235)	(4,742)
Net Cash Used in Financing Activities	(8,350)	(16,396)

Net Decrease in Cash	(810)	(1,077)
Cash Balance, beginning of period	1,187	1,325
Cash Balance, end of period	$377	$248

Interest Paid, during the period	$1,219	$1,803
Income Taxes Paid, during the period	$1,161	$467
Dividends Declared, not yet paid	$5,396	$5,220
Rental Equipment Acquisitions, not yet paid	$9,740	$5,260

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended March 31, 2010
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,588	$18,507	$6,038	$—	$45,133
Rental Related Services	4,926	521	1,669	—	7,116
Rental Operations	25,514	19,028	7,707	—	52,249
Sales	1,887	4,883	19	2,148	8,937
Other	98	434	12	—	544
Total Revenues	27,499	24,345	7,738	2,148	61,730

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,428	9,247	1,095	—	13,770
Rental Related Services	3,568	397	1,361	—	5,326
Other	5,086	2,887	999	—	8,972
Total Direct Costs of Rental Operations	12,082	12,531	3,455	—	28,068
Costs of Sales	1,248	3,139	21	1,472	5,880
Total Costs of Revenue	13,330	15,670	3,476	1,472	33,948

Gross Profit (Loss)
Rental	12,074	6,373	3,944	—	22,391
Rental Related Services	1,358	124	308	—	1,790
Rental Operations	13,432	6,497	4,252	—	24,181
Sales	639	1,744	(2)	676	3,057
Other	98	434	12	—	544
Total Gross Profit	14,169	8,675	4,262	676	27,782
Selling and Administrative Expenses	6,650	5,396	2,674	691	15,411
Income (Loss) from Operations	$7,519	$3,279	$1,588	$(15)	12,371
Interest Expense					1,509
Provision for Income taxes					4,214
Net Income					$6,648

Other Information
Average Rental Equipment [1]	$486,543	$239,371	$79,746
Average Monthly Total Yield [2]	1.41%	2.58%	2.52%
Average Utilization [3]	68.0%	64.6%	64.1%
Average Monthly Rental Rate [4]	2.07%	3.99%	3.94%

1	Average Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended March 31, 2009
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$24,855	$19,498	$4,019	$—	$48,372
Rental Related Services	7,193	471	1,473	—	9,137
Rental Operations	32,048	19,969	5,492	—	57,509
Sales	3,446	4,944	—	565	8,955
Other	162	522	7	—	691
Total Revenues	35,656	25,435	5,499	565	67,155

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,430	10,640	681	—	14,751
Rental Related Services	5,342	445	1,034	—	6,821
Other	5,024	3,005	501	—	8,530
Total Direct Costs of Rental Operations	13,796	14,090	2,216	—	30,102
Costs of Sales	2,575	3,546	—	552	6,673
Total Costs of Revenue	16,371	17,636	2,216	552	36,775

Gross Profit
Rental	16,401	5,853	2,837	—	25,091
Rental Related Services	1,851	26	439	—	2,316
Rental Operations	18,252	5,879	3,276	—	27,407
Sales	871	1,398	—	13	2,282
Other	162	522	7	—	691
Total Gross Profit	19,285	7,799	3,283	13	30,380
Selling and Administrative Expenses	7,197	5,777	1,852	751	15,577
Income (Loss) from Operations	$12,088	$2,022	$1,431	$(738)	14,803
Interest Expense					1,883
Provision for Income taxes					5,052
Net Income					$7,868

Other Information
Average Rental Equipment [1]	$477,291	$253,265	$47,412
Average Monthly Total Yield [2]	1.74%	2.57%	2.83%
Average Utilization [3]	78.3%	61.4%	64.5%
Average Monthly Rental Rate [4]	2.22%	4.18%	4.38%

1	Average Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Since Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
Net Income	$6,648	$7,868	$32,102	$38,806
Provision for Income Taxes	4,214	5,052	19,810	24,931
Interest	1,509	1,883	6,731	9,393
Income from Operations	12,371	14,803	58,643	73,130
Depreciation and Amortization	15,256	16,211	62,175	62,577
Non-Cash Stock-Based Compensation	1,019	975	3,647	3,810
Adjusted EBITDA [1]	$28,646	$31,989	$124,465	$139,517

Adjusted EBITDA Margin [2]	46%	48%	46%	46%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
Adjusted EBITDA [1]	$28,646	$31,989	$124,465	$139,517
Interest Paid	(1,219)	(1,803)	(6,924)	(9,715)
Income Taxes (Paid) Refunds Received	(1,161)	(467)	2,627	(4,209)
Gain on Sale of Rental Equipment	(2,168)	(1,698)	(11,362)	(10,544)
Change in certain assets and liabilities:
Accounts Receivable, net	7,556	12,338	10,313	(7,367)
Prepaid Expenses and Other Assets	1,876	2,171	3,840	(1,358)
Accounts Payable and Other Liabilities	420	(4,738)	(746)	1,421
Deferred Income	(5,379)	(5,844)	(2,845)	(3,082)
Net Cash Provided by Operating Activities	$28,571	$31,948	$119,368	$104,663

1	Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
2	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer